PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	November 2,	November 3,
	2014	2013
Assets

Current assets:
Cash and cash equivalents	$192,929	$215,615
Accounts receivable	94,515	73,357
Inventories	22,478	18,849
Other current assets	26,570	10,645

Total current assets	336,492	318,466

Property, plant and equipment, net	550,069	422,740
Investment in joint venture	93,122	93,124
Intangible assets, net	30,294	34,080
Other assets	19,206	17,519

	$1,029,183	$885,929

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$10,381	$11,818
Accounts payable and accrued liabilities	128,736	92,769

Total current liabilities	139,117	104,587

Long-term borrowings	131,805	182,203
Other liabilities	18,767	11,308

Photronics, Inc. shareholders' equity	628,050	585,314
Noncontrolling interests	111,444	2,517
Total equity	739,494	587,831

	$1,029,183	$885,929